UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials

Tanger Factory Outlet Centers, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[ ]	Fee paid previously with preliminary materials
[ ]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Supplemental Disclosure Regarding Proposal 3

The following disclosure supplements the definitive proxy statement filed by Tanger Factory Outlets Centers, Inc. (the “Company”) with the Securities and Exchange Commission on April 6, 2023 (the “Proxy”) in connection with the solicitation of proxies by the Company’s Board of Directors for the annual meeting of shareholders to be held on May 19, 2023 (the “Annual Meeting”) and any postponement, continuation or adjournment thereof. There are no other changes to the Proxy or the matters to be considered by the Company’s shareholders. The disclosures in this supplement should be read in conjunction with the Proxy (including Proposal 3 thereof), which should be read in its entirety. Capitalized terms used herein but not otherwise defined herein have the meanings set forth in the Proxy, unless otherwise defined below.

In Proposal 3 of the Proxy, the Company seeks approval of the amendment and restatement of the Company’s Incentive Award Plan. As set forth in the summary of the proposal on page 82 of the Proxy, the amendment and restatement amends the Incentive Award Plan to, among other things, streamline the performance-based compensation provisions of the Incentive Award Plan in a manner that is intended to appropriately address changes made to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), by the U.S. tax reform law that went into effect in 2017, namely the Tax Cut and Jobs Act of 2017 (the “TCJA”).

The Company is providing this supplement to further describe these previously disclosed changes to the Incentive Award Plan that the Company made in light of the changes to Section 162(m) of the Code arising from the TCJA. Prior to enactment of the TCJA, Section 162(m) of the Code provided that a publicly traded corporation generally could not deduct compensation in excess of $1 million per year paid to its “covered employees” (as defined in Section 162(m) of the Code) with respect to the year in question, with an exception for amounts that constituted “qualified performance-based compensation.” One of the requirements for awards under the Incentive Award Plan to qualify as “qualified performance-based compensation” was that the Incentive Award Plan had to include the maximum amount of compensation that could be paid to any individual during a specified period. Accordingly, prior to its most recent amendment and restatement, the Incentive Award Plan provided that the maximum number of common shares with respect to awards granted to any individual in any calendar year could not exceed 720,000 common shares and the maximum amount of cash that may be paid with respect to awards to any individual in any calendar year could not exceed $2,000,000 (the “Award Limit”). However, in light of the TCJA’s changes, the Award Limit, as well as certain other provisions related to Section 162(m) of the Code, were removed (as noted in the summary of Proposal 3 of the Proxy). To the extent Proposal 3 of the Proxy is approved at the Annual Meeting, the Award Limit will no longer apply, and the administrator of the Incentive Award Plan (typically the Board and/or Compensation and Human Capital Committee of the Board), will have discretion to make awards as it determines appropriate going forward. This supplemental disclosure does not change or alter the terms of the Incentive Award Plan, which was disclosed in its entirety at Appendix B of the Proxy.

The Company does not believe that the supplemental disclosures in this supplement are required or necessary under applicable laws. Nonetheless, the Company has determined to voluntarily supplement the Proxy as described here. Nothing in this filing shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies any allegations or suggestions that any additional disclosure was or is required. The Company believes that the Proxy disclosed all material information required to be disclosed therein and denies that the supplemental disclosures are material or are otherwise required to be disclosed.

Voting Information:

IF YOU HAVE ALREADY VOTED AND DO NOT WISH TO CHANGE YOUR VOTE, YOU DO NOT NEED TO DO ANYTHING. YOUR VOTE WILL BE TABULATED AS YOU INSTRUCTED AT THE ANNUAL MEETING.

Prior to the meeting, you may vote by any of the following methods if you are a record holder of Company shares:

ONLINE www.envisionreports.com/SKT	BY PHONE 1-800-652-VOTE (8683)	BY MAIL Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	QR CODE Use your smartphone or tablet to scan the QR Code

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee.

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

■ by signing and submitting a new proxy card;

■ by submitting new votes through internet or telephone voting;

■ by delivering to the Corporate Secretary of the Company written instructions revoking your proxy; or

■ by attending the meeting online and voting during the meeting.

You cannot revoke your proxy by merely attending the meeting electronically.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.